Exhibit 4.4

AMERICAN GREETINGS CORPORATION

as Issuer,

and

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 30, 2011

7.375% Senior Notes due 2021

AMERICAN GREETINGS CORPORATION

Reconciliation and tie between Trust Indenture Act of 1939 and

Supplemental Indenture, dated as of November 30, 2011*

Trust Indenture Act of 1939 Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	7.10
(b)	7.08; 7.10; 11.02
311(a)	7.11
(b)	7.11
312(a)	2.05
(b)	11.03
(c)	11.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06
(c)	7.06; 11.02
(d)	7.06
314(a)	4.02; 4.08; 11.02
(b)	Not Applicable
(c)(1)	11.04; 11.05
(c)(2)	11.04; 11.05
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	11.05
(f)	Not Applicable
315(a)	7.01; 7.02
(b)	7.05; 11.02
(c)	7.01
(d)	6.05; 7.01; 7.02
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	8.02
(b)	6.07
(c)	8.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	11.01

* Note:	This reconciliation and tie shall not, for any purpose, be deemed to be part of the Supplemental Indenture.

i

ii

EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF SUPPLEMENTAL INDENTURE

iii

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 30, 2011, between American Greetings Corporation, an Ohio corporation (the “Issuer”), and The Bank of Nova Scotia Trust Company of New York, a trust company organized and existing under the laws of the State of New York, as trustee (the “Trustee”).

WHEREAS, the Issuer has heretofore executed and delivered an Indenture, dated as of November 30, 2011 (the “Base Indenture”), between the Issuer and the Trustee, providing for the issuance from time to time of one or more series of the Issuer’s securities;

WHEREAS, the Issuer desires to execute this Supplemental Indenture pursuant to Section 2.1 of the Base Indenture to provide for the issuance, and pursuant to Section 2.2 of the Base Indenture, to establish the form of a series of its senior notes designated as its (i) 7.375% Senior Notes due 2021 issued on the date hereof (the “Initial Notes”), in an initial aggregate principal amount of $225,000,000, and (ii) any additional notes of such series (“Additional Notes,” and together with the Initial Notes, the “Notes”) that may be issued on any other issue date. The Notes are a series of Securities as referred to in Section 2.1 of the Base Indenture;

WHEREAS, this Supplemental Indenture restates in their entirety the terms of the Base Indenture as supplemented by this Supplemental Indenture and does not incorporate the terms of the Base Indenture, and the Notes shall be governed by the terms of this Supplemental Indenture rather than the Base Indenture. The changes, modifications and supplements to the Base Indenture affected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, except as otherwise provided herein, and shall not apply to any other securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements;

WHEREAS, the Issuer has delivered to the Trustee an Opinion of Counsel and an Officer’s Certificate pursuant to Section 10.4 of the Base Indenture to the effect that the execution and delivery of the Supplemental Indenture is authorized or permitted under the Base Indenture and that all conditions precedent provided for in the Base Indenture to the execution and delivery of this Supplemental Indenture to be complied with by the Issuer have been complied with;

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Supplemental Indenture;

WHEREAS, all necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the valid and binding obligations of the Issuer and (ii) this Supplemental Indenture a valid and binding agreement of the Issuer in accordance with the terms of this Supplemental Indenture;

WHEREAS, the Issuer has received good and valuable consideration for the execution and delivery of this Supplemental Indenture, and the Issuer will derive substantial direct and indirect benefits from the issuance of the Notes.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined below) of the Notes:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions. “Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Additional Notes” has the meaning provided in the preamble to this Supplemental Indenture.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. No Person (other than the Issuer or any Subsidiary of the Issuer) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment.

“Agent” means any Registrar, Paying Agent, co-Registrar, Authenticating Agent or agent for services of notices and demands.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess of:

(A) the present value at such Redemption Date of (i) the redemption price of such Note on December 1, 2016, such redemption price being that described above, plus (ii) all required remaining scheduled interest payments due on such Note through December 1, 2016, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum discounted on a semi-annual bond equivalent basis, over

(B) the principal amount of such Note on such Redemption Date.

Calculation of the Applicable Premium shall be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

“asset” means any asset or property.

“Asset Acquisition” means:

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged or consolidated with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Article 5 hereof;

(3) Permitted Investments and Restricted Payments permitted under Section 4.11 hereof;

(4) the creation of or realization on any Lien permitted under this Supplemental Indenture;

(5) transfers of damaged, worn-out or obsolete equipment or assets;

(6) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof;

(7) transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

(8) provided that no Event of Default has occurred and is continuing, dispositions of accounts receivable in connection with the collection or compromise thereof;

(9) foreclosures on assets;

(10) the lease or sublease of any real or personal property in the ordinary course of business;

(11) any transfer constituting a taking, condemnation or other eminent domain proceeding;

(12) provided that no Event of Default has occurred and is continuing, any surrender or waiver of contract rights or the settlement, release or surrender of any contract, tort or other litigation claims;

(13) sales or grants of licenses or sublicenses to use the trademarks, copyrights, patents, trade secrets, know-how and other Intellectual Property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary;

(14) sales of inventory in the ordinary course of business;

(15) the transfer of the Issuer’s existing office headquarters located at One American Road, Cleveland, Ohio, 44144 (the “Existing World Headquarters”) and transfers of any furniture, fixtures and equipment located at the Existing World Headquarters.

(16) any transfer or series of related transfers that involve assets having a Fair Market Value not to exceed $10.0 million; and

(17) the issuance of Equity Interests by any Restricted Subsidiary as directors’ qualifying shares or if such Equity Interests are required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the Notes, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers (or, if such limited liability company is member managed and does not have a board of managers, the members) of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(2) securities issued or directly and fully guaranteed or insured by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having one of the two highest ratings obtainable from Moody’s or S&P and having maturities of not more than one year from the date of acquisition;

(3) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any lender under the Credit Agreement, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than six months from the date of acquisition;

(4) commercial paper issued by any lender under the Credit Agreement or Approved Bank or by the parent company of any lender under the Credit Agreement or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one year after the date of acquisition;

(5) fully collateralized repurchase agreements entered into with any lender under the Credit Agreement or Approved Bank having a term of not more than 30 days and covering securities described in clause (1) above;

(6) investments in money market funds substantially all the assets of which are compromised of securities of the types described in clauses (1) through (5) above;

(7) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a lender under the Credit Agreement or an Approved Bank; and

(8) with respect to any Foreign Subsidiary of the Issuer, the approximate equivalent of any of clauses (1) through (7) above in the jurisdiction in which such Foreign Subsidiary is organized.

“Certificated Notes” means one or more certificated Notes in registered form.

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation or the pledge of assets under any Credit Facility permitted to be incurred under this Supplemental Indenture ), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder or a Related Party of a Permitted Holder; or

(2) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Permitted Holders and their Related Parties, becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Issuer.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Commission” means the United States Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of this Supplemental Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication, amortization expense with respect to discontinued operations.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of:

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense (including debt issuance costs and other financing fees and expenses incurred in connection with the Transactions) and all other costs and expenses arising from or related to the issuance of the Notes and the reasonable costs and expenses arising from or related to the incurrence of the Credit Facilities to the extent such other costs and expenses were deducted in computing Consolidated Net Income, and

(e) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication, depreciation expense with respect to discontinued operations.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries or any penalty or interest related thereto, determined on a consolidated basis in accordance with GAAP and including, without duplication, provision for taxes with respect to discontinued operations.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition incurring Acquired Indebtedness and giving effect to any Asset Sale or Asset Acquisition made by any Person who becomes a Restricted Subsidiary as a result of such Asset Sale or Asset Acquisition) and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) associated with any such Asset Sale or Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,

(1) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) the net costs associated with Hedging Obligations related to interest rates,

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses (other than debt issuance costs and other financing fees and expenses incurred in connection with the Transactions),

(5) the interest portion of any deferred payment obligations,

(6) all other non-cash interest expense,

(7) capitalized interest,

(8) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(9) all interest payable with respect to discontinued operations, and

(10) interest actually paid by the Issuer or any Restricted Subsidiary under any Indebtedness described in clause (7) or (8) of the definition of Indebtedness.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest (including, without limitation, any Person whose results are consolidated with the Issuer or any Restricted Subsidiary that is not a Subsidiary of the Issuer), except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) unrealized gains and losses with respect to Hedging Obligations;

(8) the cumulative effect of any change in accounting principles; and

(9) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), including any impairment or asset write-down, realized by the Issuer or any Restricted Subsidiary during such period.

In addition any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (iii)(D) of Section 4.11(a) hereof or decreased the amount of Investments outstanding pursuant to clause (12) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Consolidated Total Assets” means, as of any date of determination, the aggregate amount of total assets of the Issuer and its Restricted Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who: (1) was a member of such Board of Directors on the date of this Supplemental Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this Supplemental Indenture is located at One Liberty Plaza, 23 Floor, New York, NY 10006 or such other office designated in writing by the Trustee.

“Coverage Ratio Exception” has the meaning set forth in the proviso in Section 4.10(a) hereof.

“Credit Agreement” means the Amended and Restated Credit Agreement dated June 11, 2010 by and among the Issuer, as Borrower, various lending institutions party thereto, PNC Bank, National Association, as the global administrative agent, as the swing line lender, as LC issuer and the collateral agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents, KeyBank National Association and The Bank of Nova Scotia as co-documentation agents, and PNC Capital Markets LLC, as the lead arranger and sole bookrunner, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended, as amended and restated, as modified, or as refinanced, refunded or replaced in whole or in part (including by sales of debt securities) from time to time including by or pursuant to any agreement or instrument (including an indenture) that extends the maturity of any Indebtedness thereunder, increases the amount of available borrowings thereunder or adds Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, whether with the same or any other agents, lender or group of lenders, purchasers or debt holders.

“Credit Facilities” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement, but excluding any Qualified Receivables Transaction that may be outstanding at any time), commercial paper facilities, indentures, bonds, notes or debt purchase agreements, including agreements pursuant to which Capitalized Lease Obligations are issued or agreements in connection with Sale and Leaseback Transactions pursuant to which Indebtedness is deemed to be incurred, in each case with banks or other lenders, investors or a trustee providing for revolving credit loans, term loans or the issuance of debt securities, and in each case as amended and restated, as modified, or as refinanced, refunded or replaced in whole or in part (including by sales of debt securities) from time to time including by or pursuant to any agreement or instrument (including an indenture) that extends the maturity of any Indebtedness thereunder, increases the amount of available borrowings thereunder or adds Subsidiaries of the Issuer as additional borrowers or guarantors thereunder), whether with the same or any other agents, lender or group of lenders, purchasers or debt holders.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depository” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company or another Person designated as Depository by the Issuer, which Person must be a clearing agency registered under the Exchange Act.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate delivered to the Trustee, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designation” has the meaning given to this term described under Section 4.18 hereof.

“Designation Amount” has the meaning given to this term described under Section 4.18 hereof.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under Sections 4.15 and 4.12 hereof, respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under Sections 4.15 and 4.12 hereof, respectively.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, Preferred Stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any undue pressure or compulsion to complete the transaction, determined in good faith by the management of the Issuer; provided, that if the subject transaction involves the payment of more than $40.0 million, Fair Market Value shall be determined in good faith by the Board of Directors of the Issuer, as evidenced by a resolution of such Board.

“Fitch” means Fitch, Inc. and its successors.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which (i) is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the Issue Date.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of)

Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means each Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of this Supplemental Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of this Supplemental Indenture.

“Hatchery” means The Hatchery, LLC, a Delaware limited liability company.

“Hedging Obligations” of any Person means the net obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Issuer whose total assets, as of the last day of the most recently ended full fiscal quarter period for which financial statements are available immediately preceding such date, were less than $2.0 million and whose total revenues for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding such date, are less than $2.0 million.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services due more than six months after such property is acquired or services performed, except trade payables incurred in the ordinary course of business, obligations to pay royalty fees or other payments under license agreements and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) all Attributable Indebtedness;

(10) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(11) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Supplemental Indenture.

“Independent Director” means a director of the Issuer who:

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer’s or Affiliate’s board and board committee meetings;

provided that a director of the Issuer that otherwise meets the independence requirements of the New York Stock Exchange (or, if the Issuer’s common Equity Interests are listed on the NASDAQ Stock Market, the independence requirements of the NASDAQ Stock Market), as determined in the good faith judgment of the Issuer’s Board of Directors, shall not be disqualified from being an “Independent Director” solely as a result of clause (2) or (3).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

“Initial Notes” has the meaning provided in the preamble to this Supplemental Indenture.

“interest” means, with respect to the Notes, interest on the Notes.

“Intellectual Property” means all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know how and processes necessary for the conduct of the Issuer’s or any Restricted Subsidiary’s business as currently conducted.

“Interest Payment Date” means the stated maturity of an installment of interest on the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or, if Fitch is then a Rating Agency, the equivalent investment grade credit rating from Fitch).

“Investment Grade Status” shall be deemed to have been reached on the date that the Notes have an Investment Grade Rating from both Rating Agencies, provided that no Default or Event of Default has occurred and is continuing on such date.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding commission, travel and similar advances made to officers and employees in the ordinary course of business) or other credit extensions constituting Indebtedness of such other Person, excluding (i) accounts receivable, other extensions of trade credit, and any payments, credits, discounts, allowances and other incentives extended to customers in accordance with such Person’s customary practices and (ii) the acquisition of property and other assets from suppliers and other vendors in the ordinary course of business and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 4.18 hereof. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests or Indebtedness of the Issuer, including the Notes, shall be deemed not to be Investments.

“Issue Date” means the date on which the Initial Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Maturity Date” means December 1, 2021.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of:

(1) brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary and other than under a Credit Facility) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Net Leverage Ratio” means the ratio of (a) pro forma consolidated Indebtedness of the Issuer and its Restricted Subsidiaries less unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries at the date of the transaction giving rise to the need to calculate the Net Leverage Ratio to (b) Consolidated Cash Flow for the Four Quarter Period.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Agreement or Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note Guarantee” means the guarantee by each Guarantor of the obligations of the Issuer with respect to the Notes.

“Notes” means the Initial Notes and any Additional Notes treated as a single class of securities, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Supplemental Indenture.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Senior Vice President or Vice President, the Treasurer, the Assistant Treasurer, the Secretary or the Assistant Secretary.

“Officer’s Certificate” means a certificate signed by one Officer.

“Opinion of Counsel” means a written opinion delivered to the Trustee from legal counsel who may be counsel for the Issuer and who is reasonably acceptable to the Trustee complying with the requirements of this Supplemental Indenture.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Prospectus Supplement and businesses that are the same as or reasonably related, ancillary or complementary thereto or reasonable extensions, developments or expansions thereof.

“Permitted Holder” mean any of Morry Weiss, Judith S. Weiss, Harry H. Stone, Gary Weiss, Jeffrey Weiss, Zev Weiss, Elie Weiss, and any other family member of Jacob Sapirstein (including lineal descendants, spouses of such descendants, the lineal descendants of any such spouse, the spouses of any such spouses’ lineal descendants), and trusts for estate planning purposes where any of the foregoing persons are beneficiaries or trustees of any such trust or trusts, including without limitation, voting trusts, the Irving I. Stone Limited Liability Co., The Irving Stone Irrevocable Trust originally dated April 21, 1947, as amended, and the Irving I. Stone Oversight Trust, the Irving Stone Support Foundation, The Irving I. Stone Foundation, the 540 Investment Company Limited Partnership and the American Greetings Corporation Retirement Profit Sharing and Savings Plan or any Person controlled by, or any successor Person to, any of the foregoing.

“Permitted Investment” means:

(1) Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $5.0 million in aggregate principal amount at any one time outstanding;

(4) Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(5) cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(8) the Indebtedness of a Receivables Subsidiary to the Issuer or a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary to the Issuer, in each case, in connection with a Qualified Receivables Transaction;

(9) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.12 hereof or from the sale of assets that did not constitute an Asset Sale;

(10) lease, utility and other similar deposits in the ordinary course of business;

(11) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Equity Interests of the Issuer (other than Disqualified Equity Interests);

(12) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(13) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Issuer or a Subsidiary of the Issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Issuer entered into as part of a Qualified Receivables Transaction;

(14) Investments by the Issuer in Indebtedness of Schurman Fine Papers or payments of any amounts pursuant to the Schurman Loan Agreement and the Schurman Guaranty; and

(15) other Investments in an aggregate amount not to exceed the greater of (i) 5.0% of Consolidated Total Assets and (ii) $50.0 million, in each case at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); provided that no Investment made in reliance on this clause (15) shall be made in any Person that is the direct or indirect holder of a majority of the outstanding Equity Interests of the Issuer.

The amount of Investments outstanding at any time pursuant to clause (15) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (15) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods and Liens upon inventory on consignment incurred by the consignee or in connection with any scan-based trading arrangements by the retail customer thereof;

(5) judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12) Liens securing all of the Notes and Liens securing any Note Guarantee;

(13) Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary and not for the purpose of speculation;

(14) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(15) Liens in favor of the Issuer or a Restricted Subsidiary;

(16) Liens securing Indebtedness under the Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $650.0 million;

(17) Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(18) Liens securing Acquired Indebtedness permitted to be incurred under this Supplemental Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(19) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(20) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;

(21) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (14), (17), (18) and (19); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (14), (17), (18) and (19), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens on assets of the Issuer, a Restricted Subsidiary or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(24) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $50.0 million at any one time outstanding; and

(25) any license or sublicense of any Intellectual Property and related rights granted in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Prospectus Supplement” means the prospectus supplement related to the issuance of the Initial Notes on the Issue Date, dated November 16, 2011.

“Publicly Traded Securities” mean any equity securities listed on a national securities exchange of a Person with a publicly traded market capitalization of not less than $500.0 million that are freely transferable without any restriction under the Securities Act; provided that the Issuer and its Subsidiaries own less than 5% of the Equity Interests in such Person after giving effect to such Asset Sale.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, mortgage financings, industrial revenue bonds and similar tax-exempt financings of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days of such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer to Persons other than any Permitted Holder.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries sells, conveys or otherwise transfers (directly or through the Issuer or a Restricted Subsidiary) to (i) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Rating Agencies” means Moody’s and S&P or, if either Moody’s or S&P, or their successors, is no longer a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, Fitch, provided that Fitch is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act.

“Receivables Subsidiary” means a Subsidiary of the Issuer which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Issuer (as provided below or pursuant to the indenture dated May 24, 2006, by and between the Issuer and The Bank of Nova Scotia Trust Company of New York, as trustee) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any Subsidiary of the Issuer (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Issuer or any Subsidiary of the Issuer in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Issuer or any Subsidiary of the Issuer (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Issuer nor any Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Issuer nor any Subsidiary of the Issuer has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Record Date” for interest payable on any Interest Payment Date (except a date for payment of default interest) means the May 15 and November 15 (whether or not a Business Day) as the case may be, immediately preceding such Interest Payment Date.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of paragraph 5 of the Notes.

“Redemption Date” when used with respect to any Note to be redeemed means the date fixed for such redemption pursuant to this Supplemental Indenture.

“Redemption Price” when used with respect to any Note to be redeemed means the price fixed for such redemption pursuant to this Supplemental Indenture and the Notes.

“Redesignation” has the meaning given to such term described under Section 4.18 hereof.

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the obligor of Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4) the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes;

(5) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(6) the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem or refinance the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced

Indebtedness shall be redeemed or refinanced within one year of the incurrence of the Refinancing Indebtedness.

“Related Party” means (i) any controlling shareholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder, or (ii) any trust, corporation, partnership or other entity the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority shareholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary; or

(3) any Investment other than a Permitted Investment.

“Restricted Payments Basket” has the meaning given to such term in Section 4.11(a) hereof.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset, but excluding any such arrangements between or among (a) the Issuer and one or more Restricted Subsidiaries and (b) Restricted Subsidiaries.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Schurman Guaranty” means the Limited Guaranty by the Issuer dated April 12, 2009 of certain Schurman Fine Papers obligations under the Schurman Loan and Security Agreement, as such Schurman Guaranty may be amended, supplemented, or modified from time to time, so long as such amendment, supplement or other modification is not, when taken as a whole, materially adverse to the Holders of the Notes compared to the Schurman Guaranty as in effect on the Issue Date.

“Schurman Loan Agreement” means the Loan Agreement dated April 17, 2009 between Schurman Fine Papers, as borrower, and the Issuer, as lender, as it may be amended, supplemented, modified, or refinanced from time to time, as long as such amendment, supplement, other modification or refinancing is not, when taken as a whole, materially adverse to the Holders of the Notes compared to the Schurman Loan Agreement as in effect on the Issue Date.

“Schurman Loan and Security Agreement” means the First Amended and Restated Loan and Security Agreement dated April 12, 2009 between Schurman Fine Papers, Papyrus Franchise Corporation, and 644064 N.B. Inc., and each of their respective subsidiaries which are borrowers thereunder from time to time, and Wells Fargo Retail Finance, LLC, as the agent, and each of the lenders thereunder, as it may be amended, supplemented, or modified from time to time, so long as such amendment, supplement or other modification is not, when take as a whole, materially adverse to the Holders of the Notes compared to the Schurman Loan and Security Agreement as in effect on the Issue Date.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (h) or (i) of Section 6.01 hereof has occurred and is continuing, or which are being released from their Guarantees (in the case of clause (ix) of the provisions of Section 8.02 hereof), would constitute a Significant Subsidiary under clause (1) of this definition.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary.

“Transactions” means (i) the Issuer’s share repurchase program for repurchases of up to an additional $35.0 million of Equity Interests, (ii) the purchase, including by means of a tender offer or redemption, by the Issuer of any notes issued by the Issuer pursuant to the indenture dated May 24, 2006 (as amended by the first supplemental indenture thereto dated February 24, 2009) and the indenture dated February 24, 2009, and the amendment of such indentures in connection therewith; and (iii) the offering of the Notes.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to December 1, 2016; provided, however, that if the period from such Redemption Date to December 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to December 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” means, when used with respect to the Trustee, any officer of the Trustee located at the Corporate Trust Office of the Trustee who has direct responsibility for the administration of this Supplemental Indenture and, for the purposes of Sections 7.01(c)(ii) and 7.05 hereof, also means, with respect to a particular corporate trust matter, any other officer, trust officer or person performing similar functions to whom such matter is referred because of his or her knowledge of and familiarity of the particular subject.

“Trustee” means the party named as such in this Supplemental Indenture until a successor replaces it pursuant to this Supplemental Indenture and thereafter means the successor.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.18 hereof and (2) any Subsidiary of an Unrestricted Subsidiary. As of the Issue Date, for the avoidance of doubt, Hatchery will be an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one shareholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

Section 1.02. Incorporation by Reference of Trust Indenture Act.

Whenever this Supplemental Indenture refers to a provision of the TIA, the portion of such provision required to be incorporated herein in order for this Supplemental Indenture to be qualified under the TIA is incorporated by reference in and made a part of this Supplemental Indenture. The following TIA terms used in this Supplemental Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture securityholder” means a Holder.

“indenture to be qualified” means this Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor on the indenture securities” means the Issuer, the Guarantors or any other obligor on the Notes.

All other terms used in this Supplemental Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by Commission rule have the meanings therein assigned to them.

Section 1.03. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it herein, whether defined expressly or by reference;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) words used herein implying any gender shall apply to every gender; and

(f) “$”, “U.S. Dollars” and “Dollars” each refers to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

ARTICLE II

THE NOTES

Section 2.01. Form and Dating. The Initial Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or Depository rule or usage. The form of the Notes and any notation, legend or endorsement on them shall be satisfactory to both the Issuer and the Trustee. Each Note shall be dated the date of its issuance and shall show the date of its authentication.

The terms and provisions contained in the Notes, annexed hereto as Exhibit A, shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and, to the extent applicable, the Issuer and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Notes shall be issued initially in the form of one or more permanent global Notes (the “Global Notes”) in registered form, substantially in the form set forth in Exhibit A, and shall be deposited with the Trustee, as custodian for the Depository, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.

Section 2.02. Execution and Authentication. The Notes shall be executed on behalf of the Issuer by one Officer of the Issuer. Such signature may be either manual or facsimile.

If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee signs the certificate of authentication on the Note. Such signature shall be manual. Such signature shall be conclusive evidence that the Note has been authenticated under this Supplemental Indenture.

The Trustee or an authentication agent (the “Authenticating Agent”) shall authenticate (i) Initial Notes for original issue on the date of this Supplemental Indenture in the aggregate principal amount not to exceed $225,000,000, and (ii) Additional Notes for original issue following the date of this Supplemental Indenture in unlimited aggregate principal amount (so long as permitted by the terms of this Supplemental Indenture, including, without limitation, Section 4.10 hereof) for original issue upon a written order of the Issuer in the form of an Officer’s Certificate in aggregate principal amount as specified in such order. The Officer’s Certificate shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as a Global Note or Certificated Notes. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.07 hereof.

Notwithstanding the foregoing, all Notes issued under this Supplemental Indenture shall vote and consent together on all matters (as to which any of such Notes may vote or consent) as one class and no series of Notes will have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an Authenticating Agent to authenticate Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. An Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Supplemental Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same right as an Agent to deal with the Issuer and Affiliates of the Issuer.

The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.03. Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Notes may be presented for payment (“Paying Agent”) and an office or agency where notices and demands to or upon the Issuer in respect of the Notes and this Supplemental Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Registrar shall provide the Issuer a current copy of such register from time to time upon request of the Issuer. The Issuer may have one or more co-Registrars and one or more additional Paying Agents. Neither the Issuer nor any Affiliate of the Issuer may act as Paying Agent. The Issuer may change any Paying Agent, Registrar or co-Registrar without notice to any Holder.

The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Supplemental Indenture. The agreement shall implement the provisions of this Supplemental Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or agent for service of notices and demands, or fails to give the foregoing notice, the Trustee shall act as such. The Issuer initially appoints the Trustee as Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes.

Section 2.04. Paying Agent To Hold Assets in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that each Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or any other obligor on the Notes), and shall notify the Trustee in writing of any Default in making any such payment. The Issuer at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any Payment Default, upon written request to a Paying Agent, require such Paying Agent to forthwith distribute to the Trustee all assets so held in trust by such Paying Agent together with a complete accounting of such sums. Upon distribution to the Trustee of all assets that shall have been delivered by the Issuer to the Paying Agent, the Paying Agent shall have no further liability for such assets.

Section 2.05. Noteholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish or cause the Registrar to furnish to the Trustee on or before each April 1 and October 1 in each year, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders which list may be conclusively relied on by the Trustee.

Section 2.06. Transfer and Exchange. Subject to the provisions of Sections 2.15 and 2.16 hereof, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations of the same series, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing. To permit registrations of transfer and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s or co-Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge in connection therewith payable by the transferor of such Notes (other than any such transfer taxes or similar governmental charge payable upon exchanges or transfers pursuant to Section 2.10, 3.06, 4.12, 4.15 or 9.06 hereof, in which event the Issuer shall be responsible for the payment of such taxes).

Without the prior consent of the Issuer, the Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of 15 days before the delivery of a notice of redemption of Notes and ending at the close of business on the day of such delivery, (ii) selected for redemption in whole or in part pursuant to Article 3 hereof, except the unredeemed portion of any Note being redeemed in part, or (iii) between a Record Date and the next succeeding Interest Payment Date.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Notes may be effected only through a book entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry.

Section 2.07. Replacement Notes. If a mutilated Note is surrendered to the Trustee or if the Holder presents evidence to the satisfaction of the Issuer and the Trustee that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note. An indemnity or a security bond may be required by the Issuer or the Trustee that is sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. In every case of destruction, loss or theft, the applicant shall also furnish to the Issuer and to the Trustee evidence to their satisfaction of the destruction, loss or the theft of such Note and the ownership thereof. Each of the Issuer and the Trustee may charge for its expenses in replacing a Note. In the event any such mutilated, lost, destroyed or wrongfully taken Note has become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof. The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Every replacement Note is an additional obligation of the Issuer.

Section 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, and those described in this Section 2.08 as not outstanding.

If a Note is replaced pursuant to Section 2.07 hereof (other than a mutilated Note surrendered for replacement), it ceases to be outstanding until the Issuer and the Trustee receive proof satisfactory to each of them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07 hereof.

If on a Redemption Date or the Maturity Date, the Paying Agent holds U.S. legal tender sufficient to pay all of the principal and interest due on the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Supplemental Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver, consent or notice, Notes owned by the Issuer or any of its Affiliates shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so considered. The Issuer shall notify the Trustee, in writing, when it or any of its Affiliates repurchases or otherwise acquires Notes, of the aggregate principal amount of such Notes so repurchased or otherwise acquired.

Section 2.10. Temporary Notes. Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes upon receipt of a written order of the Issuer in the form of an Officer’s Certificate. The Officer’s Certificate shall specify the amount of temporary Notes to be authenticated and the date on which the temporary Notes are to be authenticated. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate upon receipt of a written order of the Issuer pursuant to Section 2.02 hereof definitive Notes in exchange for temporary Notes.

Section 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else, shall cancel and, at the written direction of the Issuer, dispose of and deliver evidence of such disposal of all Notes surrendered for registration of transfer, exchange, payment or cancellation in accordance with their then existing procedures therefor. Subject to Section 2.07 hereof, the Issuer may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the Issuer shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11. In no event shall the Trustee be required to destroy cancelled Notes.

Section 2.12. Defaulted Interest. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium and interest on overdue interest (including post-petition interest in any proceeding under any Bankruptcy Law), to the extent lawful on demand at a rate that is 1% per annum in excess of the rate then in effect on the Notes.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Issuer for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. At least 15 days before the subsequent special record date, the Issuer shall deliver to each Holder, as of a recent date selected by the Issuer, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

Notwithstanding the foregoing, any interest which is paid prior to the expiration of the 30-day period set forth in Section 6.01(a) hereof shall be paid to Holders as of the Record Date for the Interest Payment Date for which interest has not been paid.

Section 2.13. Deposit of Moneys. Prior to 11:00 a.m., New York City time, on each Interest Payment Date, Redemption Date, Change of Control Payment Date, Net Proceeds Payment Date and Maturity Date, the Issuer shall have deposited with the Paying Agent in immediately available funds U.S. legal tender sufficient to make payments, if any, due on such Interest Payment Date, Redemption Date, Change of Control Payment Date, Net Proceeds Payment Date or Maturity Date, as the case may be, in a timely manner which permits the Trustee to remit payment to the Holders on such Interest Payment Date, Redemption Date,

Change of Control Payment Date, Net Proceeds Payment Date or Maturity Date, as the case may be. The principal and interest on Global Notes shall be payable to the Depository or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Notes represented thereby. The principal and interest on Notes in certificated form shall be payable at the office of the Paying Agent.

Section 2.14. CUSIP Number. The Issuer in issuing the Notes may use “CUSIP,” “ISIN” or such other numbers, and if so, the Trustee shall use such CUSIP, ISIN or such other numbers in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or such other numbers printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee of any change in the CUSIP, ISIN or such other number.

Section 2.15. Book-Entry Provisions for Global Notes.

(a) The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Section 2.17 hereof.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Supplemental Indenture with respect to any Global Note held on their behalf by the Depository or under the Global Notes, and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder.

(b) Interests of beneficial owners in the Global Notes may be transferred or exchanged for Certificated Notes in accordance with the rules and procedures of the Depository and the provisions of Section 2.16 hereof. In addition, if (i) the Depository (x) notifies the Issuer that it is no longer willing or able to act as Depository for any Global Note or (y) has ceased to be a clearing company registered under the Exchange Act and, in each case, a qualified successor depositary is not appointed by the Issuer within 90 days of such notice or (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certified Notes, then, upon surrender by the relevant Holder of its Global Note, Certified Notes will be issued to each such Holder identified as being the beneficial owner.

(c) In connection with the transfer of Global Notes as an entirety to beneficial owners pursuant to paragraph (b), the Global Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall, upon receipt of an authentication order from the Issuer in the form of an Officer’s Certificate, authenticate and deliver, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount of Certificated Notes of authorized denominations.

(d) The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Supplemental Indenture or the Notes.

Section 2.16. Registration of Transfers and Exchanges.

(a) Transfer and Exchange of Certificated Notes. When Certificated Notes are presented to the Registrar or co-Registrar with a request:

(i) to register the transfer of the Certificated Notes; or

(ii) to exchange such Certificated Notes for an equal principal amount of Certificated Notes of other authorized denominations,

the Registrar or co-Registrar shall register the transfer or make the exchange as requested if the requirements under this Supplemental Indenture as set forth in this Section 2.16 for such transactions are met; provided, however, that the Certificated Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(b) Restrictions on Transfer of a Certificated Note for a Beneficial Interest in a Global Note. A Certificated Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Registrar or co-Registrar of a Certificated Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Registrar or co-Registrar, together with written instructions from the Holder thereof directing the Registrar or co-Registrar to make, or to direct the Depository to make, an endorsement on the applicable Global Note to reflect an increase in the aggregate amount of the Notes represented by the Global Note, then the Registrar or co-Registrar shall cancel such Certificated Note and cause, or direct the Depository to cause, in accordance with the standing instructions and procedures existing between the Depository and the Registrar or co-Registrar, the principal amount of Notes represented by the Global Note to be increased accordingly.

(c) Transfer of a Beneficial Interest in a Global Note for a Certificated Note.

(i) Any Person having a beneficial interest in a Global Note may upon request exchange such beneficial interest for a Certificated Note. Upon receipt by the Registrar or co-Registrar of written instructions, or such other form of instructions as is customary for the Depository, from the Depository or its nominee on behalf of any Person having a beneficial interest in a Global Note and upon receipt by the Trustee of a written order or such other form of instructions as is customary for the Depository or the Person designated by the Depository as having such a beneficial interest containing registration instructions, then the Registrar or co-Registrar will cause, in accordance with the standing instructions and procedures existing between the Depository and the Registrar or co-Registrar, the aggregate principal amount of the applicable Global Note to be reduced and, following such reduction, the Issuer will execute and, upon receipt of an authentication order in the form of an Officer’s Certificate in accordance with

Section 2.02 hereof, the Trustee will authenticate and deliver to the transferee a Certificated Note in the appropriate principal amount.

(ii) Certificated Notes issued in exchange for a beneficial interest in a Global Note pursuant to this Section 2.16(c) shall be registered in such names and in such authorized denominations as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Registrar or co-Registrar in writing. The Registrar or co-Registrar shall deliver such Certificated Notes to the Persons in whose names such Certificated Notes are so registered.

(d) Restrictions on Transfer and Exchange of Global Notes. Notwithstanding any other provisions of this Supplemental Indenture, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(e) General. None of the Issuer, the Trustee, any agent of the Issuer or the Trustee (including any Paying Agent or Registrar) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 hereof or this Section 2.16. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

Section 2.17. Legends. Each Global Note shall bear the following legend:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE SUPPLEMENTAL INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE IN WHOLE OR IN PART FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE SUPPLEMENTAL INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE SUPPLEMENTAL INDENTURE.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, AND TRANSFERS OF INTERESTS IN THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.16 OF THE SUPPLEMENTAL INDENTURE.

ARTICLE III

REDEMPTION

Section 3.01. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to paragraph 5 of the Notes, at least 60 days prior to the Redemption Date or such other period as the Trustee may agree to, the Issuer shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the Redemption Price, and deliver to the Trustee an Officer’s Certificate stating that such redemption will comply with the conditions contained herein and in the Notes, as appropriate.

Section 3.02. Selection of Notes To Be Redeemed. In the event that less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of any Qualified Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depository), unless such method is otherwise prohibited. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon delivery of the original Note to the Paying Agent and cancellation of the original Note. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent funds in U.S. legal tender in satisfaction of the applicable Redemption Price pursuant to this Supplemental Indenture.

Section 3.03. Notice of Redemption. Notice of redemption shall be delivered at least 30 but not more than 60 days before the Redemption Date to each Holder to be redeemed, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with a satisfaction and discharge of this Supplemental Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

The notice shall identify the Notes to be redeemed (including the CUSIP, ISIN or other number(s) thereof) and shall state:

(a) the Redemption Date;

(b) the Redemption Price and the amount of accrued interest, if any, to be paid;

(c) that, if any Note is being redeemed in part, the portion of the principal amount (equal to $2,000 in principal amount or any integral multiple of $1,000 in excess thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such

Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued;

(d) the name, address and telephone number of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent at the address specified to collect the Redemption Price plus accrued interest, if any;

(f) that, unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the Redemption Price plus accrued interest to the Redemption Date upon surrender of the Notes to the Paying Agent;

(g) the subparagraph of the Notes pursuant to which the Notes called for redemption are being redeemed; and

(h) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption.

Section 3.04. Effect of Notice of Redemption. Once the notice of redemption described in Section 3.03 hereof is delivered, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price, including any premium, plus accrued interest to the Redemption Date, if any. Upon surrender to the Paying Agent, such Notes shall be paid at the Redemption Price, including any premium, plus accrued interest to the Redemption Date, if any; provided that if the Redemption Date is after a Record Date and on or prior to the Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant Record Date.

Section 3.05. Deposit of Redemption Price.

(a) On or prior to 11:00 a.m., New York City time, on each Redemption Date, the Issuer shall have deposited with the Paying Agent in immediately available funds U.S. legal tender sufficient to pay the Redemption Price of and accrued interest on all Notes to be redeemed on that date.

(b) On and after any Redemption Date, if U.S. legal tender sufficient to pay the Redemption Price of and accrued interest on Notes called for redemption shall have been made available in accordance with clause (a), the Notes called for redemption will cease to accrue interest and the only right of the Holders of such Notes will be to receive payment of the Redemption Price of and, subject to the first proviso in Section 3.04 hereof, accrued and unpaid interest on such Notes to the Redemption Date. If any Note called for redemption shall not be so paid, interest will continue to accrue and be paid, from the Redemption Date until such redemption payment is made, on the unpaid principal of the Note and any interest not paid on such unpaid principal, in each case, at the rate and in the manner provided for in Section 2.12 hereof.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Trustee shall authenticate for a Holder a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE IV

COVENANTS

Section 4.01. Payment of Notes. The Issuer shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and this Supplemental Indenture. An installment of principal or interest shall be considered paid on the date it is due if the Trustee or Paying Agent holds, for the benefit of the Holders, on that date U.S. legal tender designated for and sufficient to pay such installment in full and is not prohibited from paying such money to the Holders pursuant to the terms of this Supplemental Indenture.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium and interest on overdue interest (including post-petition interest in any proceeding under any Bankruptcy Law), to the extent lawful as provided for in Section 2.12 hereof on demand at a rate that is 1% per annum in excess of the rate then in effect on the Notes.

Section 4.02. Reports to Holders. Whether or not required by the Commission, so long as any Notes are outstanding, the Issuer shall file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system, “EDGAR”), within the time periods that would be applicable to the Issuer under Section 13(a) or 15(d) of the Exchange Act (including any extension as would be permitted by Rule 12b-25 of the Exchange Act):

(a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(b) all current reports that would be required to be filed (but not furnished) with the Commission on Form 8-K if the Issuer were required to file these reports;

provided, however, that the Issuer shall not be so obligated to file such reports with the Commission if the Commission does not permit such filings so long as the Issuer posts such reports on its website without any passcode or other restrictions within the time periods that would be applicable if the Issuer were required to file such reports.

The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Issuer shall file with the Trustee promptly after it files such annual and quarterly reports, information, documents and other reports with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Issuer is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding anything to the contrary in the foregoing, the Issuer will be deemed to have furnished such reports, information and documents referred to in the previous sentence to the Trustee if the Issuer has filed such reports, information and documents with the Commission via EDGAR and such reports, information and documents are publicly available. The Issuer also shall comply with the other provisions of TIA Section 314(a).

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.03. Waiver of Stay, Extension or Usury Laws. The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Issuer from paying all or any portion of the principal of, premium, if any, and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Supplemental Indenture; and (to the extent that it may lawfully do so) the Issuer hereby expressly waives all benefit or advantage of any such law, and covenant that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.04. Compliance Certificate; Notice of Default; Tax Information.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of its fiscal year an Officer’s Certificate (signed by the principal executive officer, principal financial officer, principal accounting officer or treasurer of the Issuer) stating that a review of the activities of the Issuer and its Subsidiaries during such fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled their obligations under this Supplemental Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Supplemental Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all or such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes are prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto. The Officer’s Certificate shall also notify the Trustee should the Issuer elect to change the manner in which it fixes its fiscal year end.

(b) (i) If any Default or Event of Default has occurred and is continuing or (ii) if any Holder seeks to exercise any remedy hereunder with respect to a claimed default under this Supplemental Indenture or the Notes, the Issuer shall deliver to the Trustee, at its address set forth in Section 11.02 hereof, by registered or certified mail or facsimile transmission followed by hard copy by overnight courier, registered or certified mail, an Officer’s Certificate specifying such Default or Event of Default, notice or other action, the status thereof and what action the Issuer is taking or proposes to take within five Business Days of such Officer’s becoming aware of such occurrence.

(c) The Issuer, or one of its representatives, agents or employees, shall calculate and deliver to the Trustee all original issue discount information to be reported by the Trustee to Holders as required by applicable law.

Section 4.05. Payment of Taxes and Other Claims. The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of its Subsidiaries or properties of it or any of its Subsidiaries and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of it or any of its Subsidiaries; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

Section 4.06. Corporate Existence. Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or limited liability company or other existence of each Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of each Subsidiary (other than changes in structure from a corporation, partnership, limited liability company or other current structure into a corporation, partnership or limited liability company) and (ii) the material rights (charter and statutory), licenses and franchises of the Issuer and its Subsidiaries except where the failure to preserve and keep in full force and effect any such rights, licenses and franchise shall not have a material adverse effect on the financial condition, business, operations or prospects of the Issuer and its Subsidiaries taken as a whole; and provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, limited liability company, partnership or other existence of any of its Subsidiaries, if the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the rights of the Holders under this Supplemental Indenture or the Notes.

Section 4.07. Maintenance of Office or Agency. The Issuer shall maintain an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Issuer in respect of the

Notes and this Supplemental Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Corporate Trust Office of the Trustee located at One Liberty Plaza, 23 Floor, New York, NY 10006.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby initially designates the Corporate Trust Office of the Trustee located at One Liberty Plaza, 23 Floor, New York, NY 10006.

Section 4.08. Compliance with Laws. The Issuer shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Issuer and its Subsidiaries taken as a whole.

Section 4.09. Maintenance of Properties and Insurance.

(a) Subject to Article 5 hereof, the Issuer shall cause all material properties owned by or leased by it or any of its Subsidiaries used or useful to the conduct of the Issuer’s business or the business of any of its Subsidiaries to be maintained and kept in normal condition, repair and working order (ordinary wear and tear and casualty loss excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto, provided, however, that the Issuer and its Subsidiaries shall not be obligated to make such repairs, renewals, replacements, betterments and improvements if the failure to make such repairs, renewals, replacements, betterments and improvements would not result in a material adverse effect on the ability of the Issuer to satisfy its obligations under the Notes and this Supplemental Indenture.

(b) The Issuer shall maintain, and shall cause its respective Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses of similar size, including property and casualty loss, workers’ compensation and interruption of business insurance.

Section 4.10. Limitations on Additional Indebtedness.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Restricted

Subsidiary may incur additional Indebtedness if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

(b) Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):

(i) Indebtedness of the Issuer and any Restricted Subsidiary under the Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $650.0 million (excluding the amount of any Hedging Obligations);

(ii) the Notes issued on the Issue Date and the Note Guarantees;

(iii) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date after giving effect to the intended use of proceeds of the Notes (other than Indebtedness referred to in clause (i), (ii) or (v));

(iv) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation and guarantees thereof by the Issuer or any Restricted Subsidiary; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this Section 4.10, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(v) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (v);

(vi) Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamations, statutory obligations, bankers’ acceptances and bid, performance, surety or similar bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety or similar obligations (in each case other than for an obligation for money borrowed) in the ordinary course of business;

(vii) Purchase Money Indebtedness and Capitalized Lease Obligations incurred by the Issuer or any Restricted Subsidiary, and guarantees thereof by the Issuer or any Restricted Subsidiary and Refinancing Indebtedness thereof, in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $25.0 million and (y) 2.0% of Consolidated Total Assets;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that in all cases such Indebtedness is extinguished within five Business Days of incurrence;

(ix) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(x) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (ii) or (iii) above or this clause (x);

(xi) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition;

(xii) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Issuer or to any other Subsidiary of the Issuer or their assets (other than such Receivables Subsidiary and its assets and, as to the Issuer or any Subsidiary of the Issuer, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

(xiii) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not to exceed $75.0 million at any time outstanding; and

(xiv) the guarantee by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.10; provided, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then such guarantees shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed.

For purposes of determining compliance with this Section 4.10, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xiv) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (i) above, and may later reclassify any item of Indebtedness described in clauses (i) through (xiv) above (provided that at the time of reclassification it meets the criteria in such category or categories). The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Equity Interests in the form of additional shares of the same class of Preferred Stock or Disqualified Equity Interests will not be deemed to be an incurrence of

Indebtedness or an issuance of Preferred Stock or Disqualified Equity Interests for purposes of this Section 4.10. In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.10, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Section 4.11. Limitations on Restricted Payments.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(i) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(ii) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(iii) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) of Section 4.11(b) hereof), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(A) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of non-cash assets received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Equity Interests (other than Disqualified Equity Interests) or from the issue or sale of convertible or exchangeable Disqualified Equity Interests or debt securities to the extent converted into or exchanged for Equity Interests, in each case issued after the Issue Date, other than (1) any such proceeds which are used to redeem Notes in accordance with paragraph 5(c) of the Notes or (2) any such proceeds or assets received from a Subsidiary of the Issuer, plus

(C) the aggregate amount by which Indebtedness incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Equity Interests (other than Disqualified Equity Interests) (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(D) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment, plus

(E) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary with or into the Issuer or any Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, consolidation or merger, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced, plus

(F) 50% of any cash dividends received by the Issuer or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in Consolidated Net Income.

(b) The foregoing provisions shall not prohibit:

(i) the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of this Supplemental Indenture;

(ii) the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(iii) other than pursuant to clause (viii) below, the redemption of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed (A) $5.0 million during any calendar year (with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests of the Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (iii), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (iii);

(iv) repurchases of Equity Interests that occur or are deemed to occur (A) upon the exercise of stock options, warrants or similar rights to the extent such Equity Interests represents a portion of the exercise price thereof, (B) as a result of Equity Interest being utilized to satisfy tax withholding obligations upon exercise of stock options or vesting of other equity awards and (C) upon the cancellation or forfeiture of stock options, warrants or other equity awards;

(v) Restricted Payments pursuant to the Transactions;

(vi) Restricted Payments if after giving effect thereto the Issuer’s Net Leverage Ratio is not greater than 3.0 to 1.0;

(vii) other Restricted Payments in an amount not to exceed $75.0 million;

(viii) the purchase or retirement of Class B Common Stock of the Issuer from any Permitted Holder in an aggregate amount not to exceed $20.0 million in any twelve-month period;

(ix) so long as no Event of Default has occurred and is continuing or would arise as a result thereof, the payment by the Issuer of any dividend to the holders of any class or series of its Equity Interests on a pro rata basis among the holders of such class or series of Equity Interests in an aggregate amount not to exceed $25.0 million in any twelve-month period;

(x) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Equity Interests issued on or after the Issue Date in compliance with Section 4.10 hereof;

(xi) cash payments made in lieu of the issuance of fractional shares (whether in connection with the exercise of warrants, options or other securities convertible into or exchangeable into Equity Interests of the Issuer or otherwise); or

(xii) the repurchase or redemption of common stock or Preferred Stock purchase rights issued in connection with any shareholder rights plans;

provided that no proceeds from the issuance and sale of Qualified Equity Interests used to make a payment pursuant to clause (ii) or (iii)(B) above shall increase the Restricted Payments Basket.

For purposes of determining compliance with this Section 4.11, in the event that a payment or other action meets the criteria of more than one of the exceptions described in clauses (i) through (xii) above, or is entitled to be made pursuant to Section 4.11(a) hereof (including any payment or other action that constitutes a “Permitted Investment”), the Issuer will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this Section 4.11 (including any payment or other action that constitutes a “Permitted Investment”). Payments or other actions permitted by this Section 4.11 need not be permitted solely by reference to one provision permitting such payment or other action (including any payment or other action that constitutes a “Permitted Investment”), but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.11 permitting payment or other action (including any payment or other action that constitutes a “Permitted Investment”).

Section 4.12. Limitations on Asset Sales.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless at least 75% of the total consideration in such Asset Sale consists of cash or Cash Equivalents.

For purposes of the preceding clause (a), the following shall be deemed to be cash:

(i) the amount (without duplication) of any Indebtedness of the Issuer or such Restricted Subsidiary (A) that is assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness or (B) in respect of which neither the Issuer nor any Restricted Subsidiary has any obligation following such Asset Sale,

(ii) the amount of any obligations or Publicly Traded Securities received from such transferee that are within 180 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received),

(iii) the Fair Market Value of (A) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (B) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (C) a combination of (A) and (B), and

(iv) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received since the Issue Date pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) 1.0% of Consolidated Total Assets as of the end of the most recently ended fiscal quarter for which internal financial statements are available, in each case at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.12.

(c) If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(i) satisfy all mandatory repayment obligations under any Credit Facility arising by reason of such Asset Sale;

(ii) repay any Indebtedness which was secured by the assets sold in such Asset Sale;

(iii) in the case of any Asset Sale by a Foreign Subsidiary, repay any liability of one or more Foreign Subsidiaries;

(iv) (A) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (B) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); and/or

(v) make a Net Proceeds Offer (and redeem Pari Passu Indebtedness) in accordance with the procedures described below and in this Supplemental Indenture.

The amount of Net Available Proceeds not applied or invested as provided in clauses (i), (ii), (iii) or (iv) of this Section 4.12(c) will constitute “Excess Proceeds.”

(d) When the aggregate amount of Excess Proceeds equals or exceeds $20.0 million, the Issuer shall be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(i) the Issuer shall (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in this Supplemental Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(ii) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in this Supplemental Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(iii) if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(iv) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

(e) To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for any purposes not prohibited by this Supplemental Indenture.

(f) Upon the commencement of a Net Proceeds Offer, the Issuer shall deliver a notice to the Trustee and to each Holder. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Net Proceeds Offer. Any Net Proceeds Offer shall be made to all Holders. The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(i) that the Net Proceeds Offer is being made pursuant to this Section 4.12;

(ii) the Payment Amount, the Offered Price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notice is delivered (the “Net Proceeds Payment Date”);

(iii) that any Notes not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Notes accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest on and after the Net Proceeds Payment Date;

(v) that Holders electing to have any Notes purchased pursuant to any Net Proceeds Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the second Business Day preceding the Net Proceeds Payment Date;

(vi) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the Net Proceeds Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(vii) that if the aggregate principal amount of Notes surrendered by Holders exceeds the Payment Amount allocable to the Notes, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased);

(viii) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry);

(ix) any other procedures that a Holder must follow to accept a Net Proceeds Offer or effect withdrawal of such acceptance; and

(x) the name, address and telephone number of the Paying Agent.

(g) On the Net Proceeds Payment Date, the Issuer shall, to the extent lawful: (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Net Proceeds Offer, subject to proration if the aggregate Notes tendered exceed the Payment Amount allocable to the Notes; (2) deposit with the Paying Agent an amount of U.S. legal tender equal to the lesser of the Payment Amount allocable to the Notes and the amount sufficient to pay the Offered Price in respect of all Notes or portions thereof so accepted; and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Issuer.

(h) The Issuer shall publicly announce the results of the Net Proceeds Offer on or as soon as practicable after the Net Proceeds Payment Date.

(i) The Paying Agent shall promptly as practicable deliver to each Holder of Notes properly tendered the Offered Price for such Notes, and the Trustee shall promptly as practicable authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. However, if the Net Proceeds Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

(j) The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.12, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Section 4.12 by virtue of this compliance.

Section 4.13. Limitations on Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(ii) the Issuer delivers to the Trustee:

(A) with respect to any Affiliate Transaction involving aggregate value in excess of $10.0 million, an Officer’s Certificate certifying that such Affiliate

Transaction complies with clause (i) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(B) with respect to any Affiliate Transaction involving aggregate value of $40.0 million or more, the certificates described in the preceding clause (A) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.

(b) The foregoing restrictions shall not apply to:

(i) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary unless otherwise required by applicable law;

(ii) director, officer and employee compensation (including bonuses) and other benefits (including insurance policies, retirement, health, equity compensation and other benefit plans) and indemnification arrangements;

(iii) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(iv) loans and advances permitted by clause (3) of the definition of “Permitted Investments;”

(v) Restricted Payments of the type described in clause (1) or (2) of the definition of “Restricted Payment” and which are made in accordance with Section 4.11 hereof;

(vi) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Supplemental Indenture;

(vii) (a) any agreement or transaction in effect on the Issue Date and disclosed in the Prospectus Supplement (through incorporation by reference or otherwise), as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders or the Issuer in any material respect than such agreement as it was in effect on the Issue Date or (b) any transaction pursuant to any agreement referred to in the immediately preceding clause (a);

(viii) transactions between or among the Issuer or any Restricted Subsidiary participating in a Qualified Receivables Transaction, on the one hand, and/or any Receivables Subsidiary, on the other hand, or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(ix) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such joint venture or similar entity; provided that, no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity; and

(x) (a) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests.

Section 4.14. Limitation on Liens. The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) of any nature whatsoever against any assets of the Issuer or any Guarantor (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness, unless contemporaneously therewith:

(a) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(b) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Section 4.15. Change of Control.

(a) Upon the occurrence of any Change of Control, each Holder shall have the right to require that the Issuer purchase all or any portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to the offer described below for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of purchase.

(b) Within 30 days following the date on which the Change of Control occurs, the Issuer must deliver or cause to be delivered, a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to purchase Notes on the terms described below. Such notice shall govern the terms of the Change of Control Offer and shall state:

(i) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered shall be accepted for payment;

(ii) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”));

(iii) that any Note not tendered shall continue to accrue interest;

(iv) that, unless the Issuer defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(v) that Holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of the Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the second Business Day preceding the Change of Control Payment Date;

(vi) that Holders shall be entitled to withdraw their acceptance if the Paying Agent receives, not later than the Change of Control Payment Date, a notice setting forth the name of the Holder, the principal amount of the Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased;

(vii) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry);

(viii) any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

(ix) the name, address and telephone number of the Paying Agent.

(c) The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) On the Change of Control Payment Date, the Issuer shall, to the extent lawful, (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount of U.S. legal tender equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered, and (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(e) The Paying Agent shall as promptly as practicable deliver to each Holder of Notes properly tendered the Change of Control Purchase Price for such Notes, and the Trustee shall as promptly as practicable authenticate and deliver to each Holder a new Note in principal amount equal to any unpurchased portion of the Notes surrendered, if any; provided however, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. However, if the Change of Control Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Change of Control Offer.

(f) The Issuer shall comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other laws and regulations to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Section 4.15 by virtue thereof.

(g) The provisions of this Section 4.15 that require the Issuer to make a Change of Control Offer following a Change of Control shall be applicable regardless of whether any other provisions of this Supplemental Indenture are applicable to the transaction giving rise to the Change of Control.

(h) The Issuer’s obligation to make a Change of Control Offer shall be satisfied if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Supplemental Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. The Issuer will not be required to make a Change of Control Offer if notice of redemption has been given pursuant to this Supplemental Indenture as described in paragraph 5 of the Notes unless and until there is a default in payment of the applicable redemption price.

(i) Notwithstanding anything to the contrary in this Supplemental Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.16. Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests to the Issuer or any other Restricted Subsidiary;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(i) encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(ii) encumbrances or restrictions existing under this Supplemental Indenture, the Notes and the Note Guarantees;

(iii) non-assignment, pledge or security interest provisions of any contract or any lease entered into in the ordinary course of business;

(iv) encumbrances or restrictions existing under agreements existing on the Issue Date (including, without limitation, the Credit Agreement) as in effect on that date;

(v) encumbrances or restrictions existing under the agreements governing the Credit Facilities to the extent the Indebtedness under such Credit Facilities is permitted to be incurred under this Supplemental Indenture, provided that any such encumbrances or restrictions are no more materially restrictive overall on any Restricted Subsidiary compared to encumbrances or restrictions generally applicable to Restricted Subsidiaries under the Credit Agreement;

(vi) restrictions relating to any Lien permitted under this Supplemental Indenture imposed by the holder of such Lien;

(vii) restrictions imposed under any agreement to sell assets permitted under this Supplemental Indenture to any Person pending the closing of such sale;

(viii) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(ix) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(x) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(xi) Capitalized Lease Obligations and Purchase Money Indebtedness incurred in compliance with Section 4.10 hereof that impose restrictions of the nature described in clause (c) of this Section 4.16 on the assets acquired;

(xii) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(xiii) encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries permitted to be incurred under this Supplemental Indenture;

(xiv) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (iv) and (vi) though (xiii) above; provided that such amendments or refinancings are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; and

(xv) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary and contractual restrictions against the sale of accounts receivable or the assets related thereto other than in connection with a Qualified Receivables Transaction.

Section 4.17. Limitations on Sale and Leaseback Transactions.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(a) the Issuer or such Restricted Subsidiary could have (A) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to Section 4.10 hereof and (B) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to Section 4.14 hereof;

(b) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

(c) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and, to the extent applicable, the Issuer or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with Section 4.12 hereof.

Section 4.18. Limitations on Designation of Unrestricted Subsidiaries.

(a) After the Issue Date, the Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under this Supplemental Indenture (a “Designation”) only if:

(i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(ii) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to Section 4.11(a) hereof,

in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

After the Issue Date, no Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary has no Indebtedness other than Non-Recourse Debt.

(b) If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Supplemental Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under Section 4.10 hereof or the Lien is not permitted under Section 4.14 hereof, the Issuer shall be in default of the applicable covenant.

(c) The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(i) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(ii) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Supplemental Indenture.

(d) All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

Section 4.19. Additional Note Guarantees.

If, after the Issue Date, (x) any Restricted Subsidiary (including any newly formed, newly acquired or newly Redesignated Restricted Subsidiary, but excluding any Immaterial Subsidiary, Foreign Subsidiary or Receivables Subsidiary) either (i) guarantees any Indebtedness of the Issuer (other than Indebtedness under the Credit Facilities (provided that such Restricted Subsidiary is also guaranteeing Indebtedness under the Credit Agreement)) or guarantees any Indebtedness (other than Indebtedness under the Credit Facilities (provided that such Restricted Subsidiary is also guaranteeing Indebtedness under the Credit Agreement) or Indebtedness incurred pursuant to clauses (iv), (v), (vi), (vii), (viii), (ix), (xi) or (xiii) of the definition of Permitted Indebtedness) of any other Restricted Subsidiary or (ii) incurs any Indebtedness other than Permitted Indebtedness or (y) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

(a) execute and deliver to the Trustee (A) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and this Supplemental Indenture and (B) a notation of guarantee in respect of its Note Guarantee; and

(b) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (A) has been duly authorized, executed and delivered by such Restricted Subsidiary and (B) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Section 4.20. Covenant Termination.

Immediately after the Notes have reached Investment Grade Status, and notwithstanding that the Notes may later cease to have an Investment Grade Rating from either or both Rating Agencies, the Issuer and its Restricted Subsidiaries shall be released from their obligations to comply with this Article 4 except for the covenants described under the following sections of this Supplemental Indenture:

(a) Section 4.02,

(b) Section 4.14, and

(c) Section 4.17(a)(B) and (b).

Immediately after the Notes have reached Investment Grade Status the Issuer shall not designate any Subsidiary of the Issuer as an “Unrestricted Subsidiary” under this Supplemental Indenture.

ARTICLE V

SUCCESSOR CORPORATION

Section 5.01. Limitations on Mergers, Consolidations, Etc.

(a) The Issuer shall not, directly or indirectly, in a single transaction or a series of related transactions, (x) consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (y) adopt a Plan of Liquidation unless, in either case:

(i) either:

(A) the Issuer shall be the surviving or continuing Person; or

(B) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes and this Supplemental Indenture;

(ii) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (i)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

(iii) immediately after giving effect to such transaction and the assumption of the obligations set forth in clause (i)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Issuer or the Successor, as the case may be, (A) could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (B) has a Consolidated Interest Coverage Ratio equal to or greater than the Consolidated Interest Coverage Ratio of the Issuer immediately prior to such transaction.

(b) For purposes of this Section 5.01, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(c) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Section 5.02. Successor Person Substituted.

(a) Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with Section 5.01 hereof, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, as applicable, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer by the Issuer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under this Supplemental Indenture, the Notes and the Note Guarantees, as applicable, with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, this Supplemental Indenture and its Note Guarantee, if applicable.

(b) Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary.

(c) In connection with the merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction, only subclauses (i) and (ii) of Section 5.01(a) hereof shall be applicable.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

Each of the following is an “Event of Default”:

(a) the failure by the Issuer to pay interest on any of the Notes when the same becomes due and payable and the continuance of any such failure for 30 days;

(b) the failure by the Issuer to pay the principal on any of Notes, when such principal becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(c) failure by the Issuer (A) to comply with Article 5 or (B) to make a payment to purchase Notes tendered pursuant to Section 4.15 hereof;

(d) failure by the Issuer to comply with any of its agreements or covenants described in Section 4.02 hereof and continuance of this failure for 135 days after written notice of the failure has been given to the Issuer by the Trustee or by Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(e) failure by the Issuer to comply with any other agreement or covenant in this Supplemental Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(f) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness by the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default (A) is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, (B) results in the acceleration of such Indebtedness prior to its express final maturity or (C) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (A), (B) or (C) has occurred and is continuing, aggregates $20.0 million or more;

(g) one or more judgments or orders that exceed $20.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(h) the Issuer or any of its Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(iv) makes a general assignment for the benefit of its creditors;

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any of its Significant Subsidiaries as debtor in an involuntary case,

(ii) appoints a Custodian of the Issuer or any of its Significant Subsidiaries or a Custodian for all or substantially all of the assets of the Issuer or any of its Significant Subsidiaries, or

(iii) orders the liquidation of the Issuer, or any of its Significant Subsidiaries, and the order or decree remains unstayed and in effect for 60 days; or

(j) any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Supplemental Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Supplemental Indenture and the Note Guarantee).

Section 6.02. Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(h) or (i) hereof with respect to the Issuer) shall have occurred and be continuing under this Supplemental Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may rescind and annul such acceleration:

(a) if the rescission would not conflict with any judgment or decree;

(b) if all Events of Default, other than nonpayment of principal or interest that has become due solely because of the acceleration, have been cured or waived;

(c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(d) the Issuer has paid all sums paid or advanced by the Trustee hereunder and its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and those of its agents and counsel; and

(e) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(h) or (i) hereof, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto. If an Event of Default specified in Section 6.01(h) or (i) hereof occurs with respect to the Issuer and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any notice, declaration or other act on the part of the Trustee or any Holder.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Supplemental Indenture and may take any necessary action requested of it as Trustee to settle, compromise, adjust or otherwise conclude any proceedings to which it is a party.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults and Events of Default.

Subject to Sections 6.02, 6.07 and 8.02 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding have the right to waive past Defaults under this Supplemental Indenture except a Default or Event of Default in the payment of the principal of, or interest on, any Note as specified in clauses (a) and (b) of Section 6.01 hereof. The Issuer shall deliver to the Trustee an Officer’s Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. In case of any such waiver, the Issuer, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Supplemental Indenture, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Section 6.05. Control by Majority.

The Holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee by this Supplemental Indenture. The Trustee, however, may refuse to follow any direction that conflicts with law or this Supplemental Indenture or that the Trustee determines may be unduly prejudicial to the rights of another Holder not taking part in such direction, and the Trustee shall have the right to decline to follow any such direction if the Trustee, being advised by counsel, determines that the action so directed may not lawfully be taken or if the Trustee in good faith shall, by a Trust Officer, determine that the proceedings so directed may involve it in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. In the event the Trustee takes any action or follows any direction pursuant to this Supplemental Indenture, the Trustee shall be entitled to indemnification reasonably satisfactory to it against any loss or expense caused by taking such action or following such direction.

Section 6.06. Limitation on Suits.

(a) Subject to Section 6.07 hereof, no Holder shall have any right to institute any proceeding with respect to this Supplemental Indenture or any remedy thereunder, unless the Trustee:

(i) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(ii) has been offered indemnity satisfactory to it in its reasonable judgment; and

(iii) has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

(b) However, such limitations do not apply to a suit instituted by a Holder for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in Section 6.01(a) hereof).

(c) The Issuer is required to deliver to the Trustee annually a statement regarding compliance with this Supplemental Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 6.07. Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Supplemental Indenture, the right of any Holder to receive payment of principal of, or accrued interest on, any Note held by such Holder on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of unpaid principal, premium and accrued interest remaining unpaid, together with, to the extent that payment of such interest is lawful, interest on overdue principal and interest on overdue installments of interest, in each case at the rate set forth in Section 4.01 hereof, and such further amounts as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same after deduction of its charges and expenses to the extent that any such charges and expenses are not paid out of the estate in any such proceedings and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceedings.

Section 6.10. Priorities.

Any money collected by the Trustee pursuant to this Article and any other money or property distributable in respect of the Issuer’s obligations under this Supplemental Indenture after an Event of Default shall be applied in the following order:

FIRST: to the Trustee (including any predecessor Trustee) for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

SECOND: if the Holders are forced to proceed against the Issuer or any Guarantor directly without the Trustee, to Holders for their collection costs;

THIRD: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest as to each, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes; and

FOURTH: to the Issuer or, to the extent the Trustee collects any amounts from any Guarantor, to such Guarantor.

The Trustee, upon prior written notice to the Issuer, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Supplemental Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

ARTICLE VII

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Supplemental Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) The Trustee need perform only those duties as are specifically set forth in this Supplemental Indenture and no covenants or obligations shall be implied in this Supplemental Indenture against the Trustee.

(ii) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Supplemental Indenture. However, the Trustee shall examine the certificates and opinions which are specifically required to be delivered to the Trustee by any provision of this Supplemental Indenture to determine whether or not they conform to the requirements of this Supplemental Indenture.

(c) Notwithstanding anything to the contrary herein contained, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) This paragraph does not limit the effect of paragraphs (b) or (d) of this Section 7.01.

(ii) The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) No provision of this Supplemental Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(e) Whether or not herein expressly provided, every provision of this Supplemental Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (d) of this Section 7.01.

(f) The Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree in writing with the Issuer. Assets held in trust by the Trustee need not be segregated from other assets except to the extent required by law.

(g) Unless otherwise specifically provided in this Supplemental Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(h) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The permissive right of the Trustee to take or refrain from taking any actions enumerated in this Supplemental Indenture shall not be construed as a duty.

Section 7.02. Rights of Trustee.

Subject to Section 7.01 hereof:

(a) The Trustee may rely on any document reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting with respect to any matters contemplated by this Supplemental Indenture or the Notes it may consult with counsel and may require an Officer’s Certificate or an Opinion of Counsel, or both, which shall conform to the provisions of Section 11.05 hereof. The Trustee shall be protected and shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Trustee may act through attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent (other than an agent who is an employee of the Trustee) so long as the appointment of such agent was made with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within the discretion or rights or powers conferred upon it by this Supplemental Indenture.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in reliance thereon.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Supplemental Indenture at the request or direction of any of the Holders pursuant to this Supplemental Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(g) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Supplemental Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(h) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Supplemental Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(i) Anything in this Supplemental Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Issuer has been advised as to the likelihood of such loss or damage and regardless of the form of action.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for or otherwise deal with the Issuer, or any Affiliates thereof, with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee, however, shall be subject to Sections 7.10 and 7.11 hereof.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the sale of Notes or any money paid to the Issuer pursuant to the terms of this Supplemental Indenture and it shall not be responsible for any statement of the Issuer in this Supplemental Indenture or the Notes other than the Trustee’s certificate of authentication.

Section 7.05. Notice of Defaults.

The Trustee shall not be deemed to have notice of any Default unless a Trust Officer of the Trustee has received written notice of such Default at the Corporate Trust Office of the Trustee.

If a Default occurs and is continuing, the Trustee shall deliver to each Holder notice of the Default within 30 days after it occurs. Except in the case of a Default in payment of the principal of, or premium, if any, or interest on any Note or a default in the observance or performance of any of the obligations of the Issuer under Article 5, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the Holders.

Section 7.06. Reports by Trustee to Holders.

If required by TIA Section 313(a), within 60 days after November 15 of any year, commencing the November 15 following the date of this Supplemental Indenture, the Trustee shall deliver to each Holder a brief report dated as of such November 15 that complies with TIA Section 313(a). The Trustee also shall comply with TIA Section 313(b), (c) and (d).

Reports pursuant to this Section 7.06 shall be transmitted by mail:

(a) to all registered Holders, as the names and addresses of such Holders appear on the Registrar’s books; and

(b) to such Holders as have, within the two years preceding such transmission, filed their names and addresses with the Trustee for that purpose.

A copy of each report at the time of its delivery to Holders shall be filed with the Commission and each stock exchange, if any, on which the Notes are listed. The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or of any delisting thereof.

Section 7.07. Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation as shall be agreed in writing between the Issuer and the Trustee for the Trustee’s services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable fees and expenses, including out-of-pocket expenses incurred or made by it in connection with the performance of its duties under this Supplemental Indenture or in connection with the collection of any funds. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.

The Issuer shall indemnify each of the Trustee and its agents, employees, shareholders and directors and officers for, and hold them harmless against, any loss, liability or expense incurred by them (including attorney’s fees and expenses) arising out of or in connection with the administration of this trust including the reasonable costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their rights, powers or duties hereunder, except for such actions to the extent caused by any negligence, bad faith or willful misconduct on their part. The Trustee shall notify the Issuer promptly, in writing, of any claim asserted against the Trustee for which it may seek indemnity. At the Trustee’s sole discretion, the Issuer shall defend the claim and the Trustee shall cooperate and may participate in the defense; provided that any settlement of a claim shall be approved in writing by the Trustee. The Issuer need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its negligence, bad faith or willful misconduct.

To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all assets or money held or collected by the Trustee, in its capacity as Trustee, except assets or money held in trust to pay principal of, premium or interest on particular Notes.

In addition and without prejudice to the rights provided to the Trustee under any provision of this Supplemental Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(h) or (i) hereof occurs, such expenses and the compensation for such services are intended to constitute expenses of administration under any Bankruptcy Law.

The obligation of the Issuer under this Section 7.07 shall survive the resignation or removal of the Trustee and the termination or satisfaction and discharge of this Supplemental Indenture.

“Trustee” for purposes of this Section shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and to each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.08. Replacement of Trustee.

The Trustee may resign at any time by so notifying the Issuer in writing. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing and may appoint a successor Trustee. The Issuer may remove the Trustee at its election if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent;

(c) a receiver or other public officer takes charge of the Trustee or its property; or

(d) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.07 hereof, all property held by it as Trustee to the successor Trustee, subject to the lien provided in Section 7.07 hereof, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have the rights, powers and duties of the Trustee under this Supplemental Indenture. A successor Trustee shall deliver notice of its succession to each Holder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the outstanding Notes may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a bona fide holder of securities for any period of time specified under TIA Section 3.10, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Consolidation, Merger or Conversion.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, subject to this Article 7, the successor corporation without any further act shall be the successor Trustee.

Section 7.10. Eligibility; Disqualification.

This Supplemental Indenture shall always have a Trustee which shall be eligible to act as Trustee under TIA Sections 310(a)(1), 310(a)(2) and 310(a)(5). The Trustee shall have a combined capital and surplus, together with its corporate parent, of at least $100,000,000 as set forth in its most recent published annual report of condition. If the Trustee has or shall acquire any “conflicting interest” within the meaning of TIA Section 310(b), the Trustee and the Issuer shall comply with the provisions of TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.10, the Trustee shall resign immediately in the manner and with the effect hereinbefore specified in this Article 7.

Section 7.11. Preferential Collection of Claims Against the Issuer.

The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein. The provisions of TIA Section 311 shall apply to the Issuer as obligors of the Notes.

ARTICLE VIII

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 8.01. Without Consent of Holders.

The Issuer and the Guarantors, if any (except that no existing Guarantor need execute a supplemental indenture substantially in the form of Exhibit B hereto pursuant to clause (g) of this Section 8.01), when authorized by a Board Resolution, and the Trustee may amend or supplement this Supplemental Indenture, the Notes or the Note Guarantees without notice to or consent of any Holder:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets in accordance with Article 5;

(d) to add any Note Guarantee or to effect the release of any Guarantor from any of its obligations under its Note Guarantee or this Supplemental Indenture (to the extent permitted by this Supplemental Indenture);

(e) to conform the text of this Supplemental Indenture or the Notes to any provisions of the “Description of the notes” section of the Prospectus Supplement to the extent that such provision was intended to be a verbatim recitation of a provision of this Supplemental Indenture or the Notes;

(f) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Supplemental Indenture;

(g) to allow any Subsidiary to execute a supplement to this Supplemental Indenture and/or a Note Guarantee;

(h) to make any change that would provide any additional rights or benefits to the Holders or does not materially adversely affect the rights of any Holder;

(i) to effect or maintain the qualification of this Supplemental Indenture under the Trust Indenture Act;

(j) to secure the Notes or any Note Guarantees or any other obligation under this Supplemental Indenture; or

(k) to evidence and provide for the acceptance of appointment by a successor trustee.

Section 8.02. With Consent of Holders.

(a) Subject to Section 6.07 hereof, the Issuer and the Guarantors, if any, when each is authorized by a Board Resolution of their respective Boards of Directors, and the Trustee may amend or supplement this Supplemental Indenture or the Notes or the Note Guarantees with the written consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the outstanding Notes. Subject to Section 6.07 hereof, the Holders of a majority in principal amount of the outstanding Notes may waive compliance by the Issuer, or any Guarantor with any provision of this Supplemental Indenture, the Notes, or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver, including a waiver pursuant to Section 6.04 hereof, may not:

(i) reduce, or change the maturity of, the principal of any Note (it being understood that any amendment or waiver of Section 4.12 hereof requiring the application of Net Available Proceeds to make a Net Proceeds Offer shall not constitute a change of the maturity of the principal of any Note under this clause (i));

(ii) reduce the rate of or extend the time for payment of interest on any Note;

(iii) reduce any premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than provisions relating to the purchase of Notes described under Sections 4.12 and 4.15 hereof, except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

(iv) make any Note payable in money or currency other than that stated in the Notes;

(v) modify or change any provision of this Supplemental Indenture or the related definitions to affect the ranking of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

(vi) reduce the percentage of Holders necessary to consent to an amendment or waiver to this Supplemental Indenture or the Notes;

(vii) waive a default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Supplemental Indenture and a waiver of the payment default that resulted from such acceleration);

(viii) impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(ix) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or this Supplemental Indenture, except as permitted by this Supplemental Indenture; or

(x) make any change in these amendment and waiver provisions.

The consent of the Holders of the Notes is not necessary under this Supplemental Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

After an amendment under this Supplemental Indenture becomes effective, the Issuer is required to deliver to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Section 8.03. Compliance with TIA.

Every amendment to or supplement of this Supplemental Indenture, the Notes or the Note Guarantees shall comply with the TIA as then in effect.

Section 8.04. Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to the following paragraph, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of such Note by notice to the Trustee or the Issuer received before the date on which the Trustee receives an Officer’s Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (i) through (x) of Section 8.02 hereof, in which case, the amendment, supplement or waiver shall bind only each Holder who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

Section 8.05. Notation on or Exchange of Notes.

If an amendment, supplement, or waiver changes the terms of a Note, the Trustee may request the Holder to deliver it to the Trustee. In such case, the Trustee shall place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determine, in exchange for the Note the Issuer shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment supplement or waiver.

Section 8.06. Trustee To Sign Amendments, etc.

The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article 8 is authorized or permitted by this Supplemental Indenture and that such amendment, supplement or waiver constitutes the legal, valid and binding obligation of the Issuer and any Guarantors, enforceable in accordance with its terms (subject to customary exceptions). The Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Supplemental Indenture or otherwise.

ARTICLE IX

DISCHARGE OF INDENTURE; DEFEASANCE

Section 9.01. Satisfaction and Discharge of Indenture.

(a) This Supplemental Indenture shall be discharged and shall cease to be of further effect (except those obligations referred to in Section 9.01(c) hereof) as to all outstanding Notes and Note Guarantees and the Trustee, on written demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Supplemental Indenture, when:

(i) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(ii) (A) all Notes not delivered to the Trustee for cancellation otherwise (x) have become due and payable, (y) will become due and payable, or may be called for redemption, within one year or (z) have been called for redemption pursuant to paragraph 5 of the Notes and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation, (B) the Issuer has paid all other sums payable by it under this Supplemental Indenture, and (C) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

(b) In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

(c) Notwithstanding Section 9.01(a) hereof, the Issuer’s obligations in Article 2 and Sections 4.01, 4.07, 7.07, 9.06 and 9.07 hereof shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08 hereof. After the Notes are no longer outstanding, the Issuer’s obligations in Sections 7.07, 9.06 and 9.07 hereof shall survive.

(d) After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuer’s and each Guarantor’s obligations under the Notes, the Note Guarantees and this Supplemental Indenture except for those surviving obligations specified above.

(e) The Issuer shall provide notice of discharge or defeasance pursuant to this Article 9 within ten (10) days after deposit of funds or U.S. Government Obligations. If payment at stated maturity of less than all of the Notes of any series is to be provided for in the manner and with the effect provided in this Section 9.01, the Trustee shall select such Notes, or portions or principal amount thereof, in the manner specified by Section 3.02 hereof for selection for redemption of less than all the Notes of a series.

Section 9.02. Legal Defeasance.

(a) The Issuer may, at its option at any time, elect to have this Section 9.02 be applied to all outstanding Notes upon compliance with the conditions set forth in Section 9.04 hereof.

(b) Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), the Issuer and each Guarantor shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be deemed to have been discharged from their respective obligations with respect to all outstanding Notes and the Note Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and each Guarantor shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and the Note Guarantees, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 hereof and the other Sections of this Supplemental Indenture referred to in clauses (i) and (ii) below, and to have satisfied all their other respective obligations under such Notes and this Supplemental Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 9.05 hereof, and as more fully set forth in such Section, payments in respect of the principal of, and interest on, such Notes when such payments are due from such trust fund, (ii) the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.07 hereof, (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s obligations in connection therewith and (iv) this Section 9.02. Subject to compliance with this Article 9, the Issuer may exercise its option under this Section 9.02 notwithstanding the prior exercise of its option under Section 9.03 hereof with respect to the Notes.

Section 9.03. Covenant Defeasance.

(a) The Issuer may, at its option by Board Resolution of the Board of Directors of the Issuer, at any time, elect to have this Section 9.03 be applied to all outstanding Notes upon compliance with the conditions set forth in Section 9.04 hereof.

(b) Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), the Issuer and each Guarantor shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be released from their respective obligations under the covenants contained in Sections 4.05 and 4.08 through 4.20 hereof, inclusive, and subclause (iii) of Section 5.01(a) hereof with respect to the outstanding Notes and the Note Guarantees on and after the date the conditions set forth below are satisfied (hereinafter,

“Covenant Defeasance”); provided, however, that Covenant Defeasance will not be effective until such time as Events of Default contained in Section 6.01(h) and (i) hereof no longer apply, and the Notes and the Note Guarantees shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes and the Note Guarantees, the Issuer and each Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event or Default under Section 6.01(c) hereof, but, except as specified above, the remainder of this Supplemental Indenture, and such Notes and the Note Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), subject to the satisfaction of the conditions set forth in Section 9.04 hereof, the Events of Default described under clauses (c) (only with respect to the failure of the Issuer to comply with subclause (iii) of Section 5.01(a) hereof), (d), (e) (only with respect to covenants that are released as a result of such Covenant Defeasance), (f) and (g) of Section 6.01 hereof and the Events of Default described under clauses (h), (i) and (j) of Section 6.01 hereof (but only with respect to Significant Subsidiaries of the Issuer), in each case, will no longer constitute an Event of Default.

Section 9.04. Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 9.02 or 9.03 hereof to the outstanding Notes and the Note Guarantees:

(a) the Issuer must irrevocably deposit with the Trustee (or other qualifying trustee), as trust funds, in trust solely for the benefit of the Holders, cash in U.S. legal tender or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), in the opinion of a nationally recognized investment bank, appraisal firm or firms of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the scheduled due dates or on the applicable Redemption Date, as the case may be, provided that the Trustee shall have received an irrevocable written order from the Issuer instructing the Trustee to apply such U.S. legal tender or the proceeds of such U.S. Government Obligations to said payments with respect to such Notes;

(b) in the case of an election under Section 9.02 hereof, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Supplemental Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, Legal Defeasance and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 9.03 hereof, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, Covenant Defeasance and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting solely from the borrowing of funds to be applied to such deposit);

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under this Supplemental Indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit);

(f) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others; and

(g) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions precedent provided for in, in the case of the Officer’s Certificate, clauses (a) through (f) and, in the case of the Opinion of Counsel, clauses (b) and/or (c) and (e) of this Section 9.04 have been complied with.

Section 9.05. Application of Trust Money.

All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 9.01 or 9.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Supplemental Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes, of all sums due and to become due thereon in respect of principal, premium, if any, and accrued interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer and the Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 9.01 or 9.04 hereof or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

Anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon a written request of the Issuer in the form of an Officer’s Certificate any money or U.S. Government Obligations held by it as provided in Section 9.01 or 9.04 hereof which, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.06. Repayment to the Issuer.

Subject to Sections 9.01, 9.02, 9.03, 9.04, 9.05 and 9.07 hereof, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request any excess U.S. legal tender or U.S. Government Obligations held by them at any time and thereupon shall be relieved from all liability with respect to such money. Subject to applicable abandoned property laws, the Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Issuer cause to be published once in a newspaper of general circulation in the City of New York or deliver to each Holder entitled to such money notice that such money remains unclaimed, and that after a date specified therein which shall be at least 30 days from the date of such publication or delivery, any unclaimed balance of such money then remaining will be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person.

Section 9.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 9.01, 9.02 or 9.03 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and each Guarantor’s obligations under this Supplemental Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article 9 until such time as the Trustee or Paying Agent is permitted to apply all such U.S. legal tender or U.S. Government Obligations in accordance with Section 9.01 hereof; provided, however, that if the Issuer or the Guarantors have made any payment of principal of, premium, if any, or accrued interest on any Notes because of the reinstatement of their obligations, the Issuer and each such Guarantor shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE X

GUARANTEES

Section 10.01. Unconditional Guarantee.

Each Guarantor, if any, hereby unconditionally, jointly and severally, guarantees to each Holder of a Note authenticated by the Trustee and to the Trustee and its successors and assigns that the principal of, premium thereon (if any) and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on the overdue principal of and interest on any overdue interest on the Notes and all other obligations of the Issuer to the Holders or the Trustee hereunder or under the Notes will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; subject, however, to the limitations set forth in Section 10.03 hereof. Each Guarantor hereby agrees that to the maximum extent permitted under applicable law, its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Supplemental Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. To the maximum extent permitted under applicable law, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that the Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Supplemental Indenture. If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by the Issuer or any Guarantor to the Trustee or such Holder, each Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, to the maximum extent permitted under applicable law, as between a Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations in respect of the Note Guarantees hereby may be accelerated as provided in Article 6 hereof for the purpose of each Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall become due and payable by each Guarantor for the purpose of each Note Guarantee.

Each Guarantor agrees to make immediate payment to the Trustee on behalf of the Holders of all Obligations owing or payable to the respective Holders upon receipt of a demand for payment therefor (if then permitted pursuant to this Supplemental Indenture) by the Trustee to such Guarantor in writing.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Article 10.

Section 10.02. Severability.

In case any provision of this Article 10 shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.03. Limitation on Guarantor’s Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, foreign or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee and this Article 10 shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any and all guarantees under the Credit Facilities) that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor.

Section 10.04. Successors and Assigns.

This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall ensure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Supplemental Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Supplemental Indenture.

Section 10.05. No Waiver.

Each of the Guarantors agrees that to the maximum extent permitted under applicable law, (a) neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege and (b) the rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

Section 10.06. Release of Guarantor.

A Guarantor shall be released from all of its obligations under its Note Guarantee and its obligations under this Supplemental Indenture:

(a) in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Voting Stock of such Guarantor then held by the Issuer and the Restricted Subsidiaries;

(b) if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Supplemental Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively;

(c) if such Guarantor would no longer be required to issue a Note Guarantee as required under Section 4.19 hereof, including, without limitation, upon the release of the

Guarantor from its liability in respect of Indebtedness of the Issuer or a Restricted Subsidiary that required the Guarantor to initially Guarantee the Notes; provided that a Guarantor shall not be permitted to be released from its Note Guarantee if it is an obligor with respect to Indebtedness that would not, under Section 4.10 hereof be permitted to be incurred by a Restricted Subsidiary;

(d) upon Legal Defeasance of the Notes or satisfaction and discharge of this Supplemental Indenture as provided by Article 9; or

(e) with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding in accordance with Article 8.

Upon delivery by the Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that one of the foregoing requirements has been satisfied and the conditions to the release of a Guarantor from its Note Guarantee under this Section 10.06 have been met, the Trustee shall execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its Note Guarantee.

Section 10.07. Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary which is required to become a Guarantor shall, and the Issuer shall cause each such Subsidiary to, promptly execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit B hereto pursuant to which such Subsidiary shall become a Guarantor under this Article 10 and shall guarantee the obligations of the Issuer under the Notes and this Supplemental Indenture. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Note Guarantee of such Guarantor is a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

Section 10.08. Notation of Note Guarantee.

To evidence the Note Guarantee set forth in this Article 10, each Guarantor hereby agrees that a notation of such Note Guarantee shall be placed on each Note authenticated and made available for delivery by the Trustee and that this Note Guarantee shall be executed on behalf of each Guarantor by the manual or facsimile signature of an Officer of each Guarantor. Each Guarantor hereby agrees that the Note Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. If an Officer of a Guarantor whose signature is on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which the Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of each Guarantor.

Section 10.09. Subordination of Subrogation and Other Rights. Each Guarantor hereby agrees that any claim against the Issuer that arises from the payment, performance or enforcement of such Guarantor’s obligations under the Note Guarantee or this Supplemental Indenture, including, without limitation, any right of subrogation, shall be subject and subordinate to, and no payment with respect to any such claim of such Guarantor shall be made before, the payment in full in cash of all outstanding Notes in accordance with the provisions provided therefor in this Supplemental Indenture.

ARTICLE XI

MISCELLANEOUS

Section 11.01. TIA Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the TIA, the required provision shall control.

Section 11.02. Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Issuer or any Guarantor:

American Greetings Corporation

One American Road

Cleveland, OH 44144

Attention: Catherine M. Kilbane, Esq.

Tel: (216) 252-7300

Fax: (216) 252-6741

Copy to:

Jones Day

901 Lakeside Avenue

Cleveland, OH 44114

Attention: Michael J. Solecki, Esq.

Tel: (216) 586-3939

Fax: (216) 579-0212

If to the Trustee:

The Bank of Nova Scotia Trust Company of New York

One Liberty Plaza, 23 Floor,

New York, NY 10006

Attn: Trust Officer

Tel: (212) 225-5427

Fax: (212) 225-5436

The Issuer, any Guarantor or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications. Any notice or communication to the Issuer, any Guarantors or the Trustee, shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; and five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Notwithstanding the foregoing, the Trustee shall not be deemed to have been given notice until such notice is actually received.

Any notice or communication mailed to a Holder shall be mailed to him by first-class mail, postage prepaid, at his address shown on the register kept by the Registrar.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication to a Holder is mailed in the manner provided above, it shall be deemed duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail any notice as required by this Supplemental Indenture, then such method of notification as shall be made with the approval of the Trustee shall constitute a sufficient mailing of such notice.

Section 11.03. Communications by Holders with Other Holders.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Supplemental Indenture or the Notes. The Issuer, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 11.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Guarantor to the Trustee to take any action under this Supplemental Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) an Officer’s Certificate (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Supplemental Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent, if any, provided for in this Supplemental Indenture relating to the proposed action have been complied with.

Section 11.05. Statements Required in Certificate and Opinion.

Each certificate and opinion with respect to compliance with a condition or covenant provided for in this Supplemental Indenture shall include:

(a) a statement that the person making such certificate or opinion has read such covenant or condition and the definitions relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such person, it or he has made such examination or investigation as is necessary to enable such person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such person, such covenant or condition has been complied with.

Section 11.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at meetings of Holders. The Registrar and Paying Agent may make reasonable rules for their functions.

Section 11.07. Legal Holidays.

A “Legal Holiday” is a Saturday, a Sunday, a federally-recognized holiday or a day on which banking institutions are not required to be open in the State of New York. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.08. Governing Law.

THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 11.09. No Adverse Interpretation of Other Agreements.

This Supplemental Indenture may not be used to interpret another indenture, loan, security or debt agreement of the Issuer or any Subsidiary thereof. No such indenture, loan, security or debt agreement may be used to interpret this Supplemental Indenture.

Section 11.10. No Recourse Against Others.

A director, officer, employee, incorporator or shareholder of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer under the Notes or this Supplemental

Indenture or of any Guarantor under its Note Guarantee for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and the Note Guarantees.

Section 11.11. Successors.

All agreements of each of the Issuer and each Guarantor in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee, any additional trustee and any Paying Agents in this Supplemental Indenture shall bind their respective successors.

Section 11.12. Consent to Jurisdiction; Waiver of Immunities.

The Issuer and the Guarantors irrevocably consent to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the Borough of Manhattan, City and State of New York over any suit, action or proceeding with respect to this Supplemental Indenture or the transactions contemplated hereby. The Issuer and the Guarantors waive any objection that they may have to the venue of any suit, action or proceeding with respect to this Supplemental Indenture or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case, located in the Borough of Manhattan, City and State of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the United States of America, in each case, located in the Borough of Manhattan, City and State of New York was brought in an inconvenient court and agrees not to plead or claim the same.

Section 11.13. Multiple Counterparts.

The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 11.14. Table of Contents, Headings, etc.

The table of contents, cross-reference sheet and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.15. Separability.

Each provision of this Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed all as of the date and year first written above.

AMERICAN GREETINGS CORPORATION, as Issuer

By:	/s/ Gregory M. Steinberg
Name: Gregory M. Steinberg
Title: Treasurer
THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ Warren A. Goshine
Name: Warren A. Goshine
Title: Vice President

EXHIBIT A

CUSIP No.: 026375 AP0

AMERICAN GREETINGS CORPORATION

7.375% SENIOR NOTE DUE 2021

No.	$

AMERICAN GREETINGS CORPORATION, an Ohio corporation (the “Issuer,” which term includes any successor entity), for value received promises to pay to CEDE & CO. or registered assigns, the principal sum of on December 1, 2021.

Interest Payment Dates: June 1 and December 1, commencing June 1, 2012.

Record Dates: May 15 and November 15.

Interest will accrue from November 30, 2011, or from the date of issuance.

Reference is made to the further provisions of this Note contained herein and the Supplemental Indenture (as defined), which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized Officer.

AMERICAN GREETINGS CORPORATION

By:
Name:
Title:

Dated:

CERTIFICATE OF AUTHENTICATION

This is one of the 7.375% Senior Notes due 2021 referred to in the within-mentioned Supplemental Indenture.

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK

as Trustee

By:
Authorized Signatory

Dated:

(REVERSE OF SECURITY)

7.375% SENIOR NOTE DUE 2021

1. INTEREST. American Greetings Corporation, an Ohio corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the date of the original issuance of the Notes. The Issuer will pay interest semi-annually in arrears on each Interest Payment Date, commencing June 1, 2012. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium and on overdue installments of interest (including post-petition interest in any proceeding under any Bankruptcy Law) (without regard to any applicable grace periods) to the extent lawful from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect on the Notes.

2. METHOD OF PAYMENT. The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the May 15 or November 15 immediately preceding the Interest Payment Date (whether or not such day is a Business Day) even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date. Holders must surrender Notes to a Paying Agent to collect principal payments. Payments of principal and premium, if any, will be made (on presentation of such Notes if in certificated form) in money of the United States that at the time of payment is legal tender for payment of public and private debts; provided, however, that the Issuer may pay principal, premium and interest by check payable in such money or if a Holder has given transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. The Issuer may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

3. PAYING AGENT AND REGISTRAR. Initially, The Bank of Nova Scotia Trust Company of New York, a trust company organized and existing under the laws of the State of New York (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. Neither the Issuer nor any of its Subsidiaries or Affiliates may act as Paying Agent but may act as Registrar or co-Registrar.

4. SUPPLEMENTAL INDENTURE. The Issuer issued this Note under the First Supplemental Indenture, dated as of November 30, 2011 (the “Supplemental Indenture”), by and between the Issuer and the Trustee, to the Base Indenture, dated as of November 30, 2011 (the “Base Indenture”), by and between the Issuer and the Trustee. This Note is one of a duly authorized issue of Initial Notes of the Issuer designated as its 7.375% Senior Notes due 2021 (the “Notes”). The Notes include the Initial Notes and the Additional Notes, if any. The Initial Notes and the Additional Notes are treated as a single class of securities under the Supplemental Indenture. Capitalized terms herein are used as defined in the Supplemental Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Supplemental Indenture and those made part of the Supplemental Indenture by reference to the Trust Indenture

Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Supplemental Indenture. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders are referred to the Supplemental Indenture and the TIA for a statement of them. The Notes are general unsecured obligations of the Issuer.

5. REDEMPTION.

(a) Optional Redemption. Except as set forth below, the Notes shall not be redeemed prior to December 1, 2016. At any time or from time to time on or after December 1, 2016, the Issuer, at its option, may redeem the Notes, in whole or in part, at the Redemption Prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the Redemption Date, if redeemed during the 12-month period beginning December 1 of the years indicated:

Year	Percentage
2016	103.688%
2017	102.458%
2018	101.229%
2019 and thereafter	100.000%

(b) Redemption at Applicable Premium. In addition, at any time prior to December 1, 2016 the Notes may also be redeemed or purchased (by the Issuer or any other Person) in whole or in part, at the Issuer’s option, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the Redemption Date or the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(c) Redemption upon Consummation of Certain Qualified Equity Offerings. Notwithstanding the foregoing, at any time or from time to time prior to December 1, 2014, the Issuer, at its option, may redeem up to 35% of the aggregate principal amount of the Notes issued under the Supplemental Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a Redemption Price equal to 107.375% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Supplemental Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

6. NOTICE OF REDEMPTION. Notice of redemption under paragraph 5 of this Note will be delivered at least 30 days but not more than 60 days before the redemption date to each Holder to be redeemed, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Supplemental Indenture.

Except as set forth in the Supplemental Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such redemption date, then, unless the Issuer defaults in the payment of such redemption price plus accrued interest, if any, the Notes called for redemption will cease to bear interest from and after such redemption date and the only right of the Holders of such Notes will be to receive payment of the redemption price plus accrued interest, if any.

7 OFFERS TO PURCHASE. The Supplemental Indenture provides that, after certain Asset Sales and upon the occurrence of a Change of Control, and subject to further limitations contained therein, the Issuer will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Supplemental Indenture.

8. DENOMINATIONS; TRANSFER; EXCHANGE. The Notes are in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder shall register the transfer or exchange of Notes in accordance with the Supplemental Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Supplemental Indenture. The Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption.

9. PERSONS DEEMED OWNERS. The registered holder of a Note shall be treated as the owner of it for all purposes.

10. UNCLAIMED MONEY. If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Issuer. After that, Holders entitled to money must look to the Issuer for payment as general creditors unless an “abandoned property” law designates another person.

11. LEGAL DEFEASANCE AND COVENANT DEFEASANCE. If the Issuer at any time deposits with the Trustee U.S. legal tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or maturity and complies with the other provisions of the Supplemental Indenture relating to defeasance, the Issuer will be discharged from certain provisions of the Supplemental Indenture and the Notes (including certain covenants, but excluding its obligation to pay the principal of and interest on the Notes).

12. AMENDMENTS, SUPPLEMENTS, AND WAIVERS. Subject to certain exceptions, the Supplemental Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the

Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Supplemental Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with Article 5 of the Supplemental Indenture, to release any Guarantor from any of its obligations under its Note Guarantee or the Supplemental Indenture (to the extent permitted by the Supplemental Indenture), to conform the text of the Supplemental Indenture or the Notes to any provision of the “Description of the notes” section of the Prospectus Supplement to the extent that such provision was intended to be a verbatim recitation of a provision of the Supplemental Indenture or the Notes, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Supplemental Indenture, to allow any Subsidiary to execute a supplement to the Supplemental Indenture and/or a Note Guarantee, to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Supplemental Indenture, to maintain the qualification of the Supplemental Indenture under the Trust Indenture Act.

13. RESTRICTIVE COVENANTS. The Supplemental Indenture imposes certain limitations on the ability of each of the Issuer and its Subsidiaries to, among other things, incur additional Indebtedness, make payments in respect of its Equity Interests, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Restricted Subsidiaries, enter into sale and leaseback transactions, sell assets, create liens, issue capital stock, make certain Investments, merge or consolidate with any other Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets. Such limitations are subject to a number of important qualifications and exceptions. The Issuer must annually report to the Trustee on compliance with such limitations.

14. SUCCESSOR ENTITY. When a successor entity assumes, in accordance with the Supplemental Indenture, all the obligations of its predecessor under the Notes and the Supplemental Indenture, and immediately before and thereafter no Default or Event of Default exists and certain other conditions are satisfied, the predecessor entity will be released from those obligations.

15. DEFAULTS AND REMEDIES. Events of Default are set forth in the Supplemental Indenture. If an Event of Default (other than an Event of Default specified in Section 6.01(h) or (i) of the Supplemental Indenture) shall occur and be continuing, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable; provided, however, that after such acceleration but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration and its consequences if all existing Events of Default, other than the nonpayment of principal, premium and interest that has become due solely because of the acceleration, have been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. In case an Event of Default specified in Section 6.01(h) or (i) of the Supplemental Indenture occurs with respect to the Issuer and is continuing, such principal amount, together with premium and interest with respect to all of the Notes, shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders.

16. TRUSTEE DEALINGS WITH THE ISSUER. The Trustee under the Supplemental Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer, and may otherwise deal with the Issuer, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

17. NO RECOURSE AGAINST OTHERS. As more fully described in the Supplemental Indenture, no director, officer, employee, shareholder or incorporator, as such, of the Issuer shall have any liability for any obligation of the Issuer under the Notes or the Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

18. AUTHENTICATION. This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

19. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

20. ABBREVIATIONS AND DEFINED TERMS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

22. SUPPLEMENTAL INDENTURE. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Supplemental Indenture, as the same may be amended from time to time.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Supplemental Indenture. Requests may be made to: American Greetings Corporation, One American Road, Cleveland, Ohio 44144, Attention: Catherine M. Kilbane, Esq., fax: (216) 252-6741.

FORM OF NOTE GUARANTEE NOTATION

For value received, each Guarantor (which term includes any successor Person under the Supplemental Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in, and subject to the provisions of, the First Supplemental Indenture, dated as of November 30, 2011 (the “Supplemental Indenture”), by and between American Greetings Corporation (the “Issuer”) and The Bank of Nova Scotia Trust Company of New York, a trust company organized and existing under the laws of the State of New York, as trustee (the “Trustee”), that (i) the principal of, premium, if any, and interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest, if any, on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Supplemental Indenture (including the Note Guarantees) are set forth in Article 10 of the Supplemental Indenture, and reference is hereby made to the Supplemental Indenture for the precise terms of the Note Guarantees. Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions.

Capitalized terms used but not defined herein have the meanings given to them in the Supplemental Indenture.

[NAME OF EACH GUARANTOR]

By:
Name:
Title:

ASSIGNMENT FORM

If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint                         , agent to transfer this Note on the books of American Greetings Corporation. The agent may substitute another to act for him.

Date:

Signed:

(Sign exactly as your name appears on the other side of this Note)

Medallion Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[OPTION OF HOLDER TO ELECT PURCHASE]

If you want to elect to have this Note purchased by American Greetings Corporation pursuant to Section 4.12 or Section 4.15 of the Supplemental Indenture, check the appropriate box:

☐ Section 4.12

☐ Section 4.15

If you want to elect to have only part of this Note purchased by American Greetings Corporation pursuant to Section 4.12 or Section 4.15 of the Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

                    NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by the endorser’s bank or broker.

Medallion Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [•], among [•] (the “New Guarantor”), a subsidiary of American Greetings Corporation (or its successor), an Ohio corporation (the “Issuer”), the Issuer and The Bank of Nova Scotia Trust Company of New York, as trustee under the First Supplemental Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer has heretofore executed and delivered to the Trustee the First Supplemental Indenture (as such may be amended from time to time, the “First Supplemental Indenture”), dated as of November 30, 2011, to the Base Indenture, dated as of November 30, 2011, providing for the issuance of its 7.375% Senior Notes due 2021 (the “Notes”);

WHEREAS under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuer’s obligations under the Notes pursuant to a Note Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 8.01 of the First Supplemental Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.	Definitions.

(a) Capitalized terms used herein without definition shall have the meanings assigned to them in the First Supplemental Indenture.

(b) For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the First Supplemental Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the First Supplemental Indenture and to be bound by all other applicable provisions of the First Supplemental Indenture. From and after the date hereof, the New Guarantor shall be a Guarantor for all purposes under the First Supplemental Indenture and the Notes.

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3. Ratification of First Supplemental Indenture; Supplemental Indentures Part of First Supplemental Indenture. Except as expressly amended hereby, the First Supplemental Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the First Supplemental Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

6. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

7. Headings. The headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

AMERICAN GREETINGS CORPORATION

By:
Name:
Title:

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee

By:
Name:
Title:

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